Exhibit 99.1

February 24, 2014

Dear Keating Capital Stockholder:

As in the past, we are providing this annual letter to our stockholders to highlight what we believe are the most significant aspects of our business in 2013.

It has been about two and one-half years since we closed our continuous public offering in June 2011, and it has been about one and one-half years since we became fully invested in June 2012.  We typically expect our private portfolio companies to complete IPOs in two years, and our typical holding period for a portfolio company is expected to be four years.  We believe a number of our private portfolio companies are achieving key operating milestones as they progress toward an expected IPO, and we believe that several of these companies may complete an IPO in the second or third quarter of this year.

Further, we expect a majority of our private portfolio companies to complete an IPO or strategic sale/merger over the course of the next four to eight quarters.  Based on our net realized gains from our four portfolio company sales thus far (and the 22% weighted-average internal rate of return from these sales1), we remain confident that our model has been validated.  As we sell our public company positions and potentially generate additional realized gains, we expect these gains would translate into a dividend “yield.”

Finally, we further believe that our adoption of a quarterly distribution policy, which is discussed below, will make Keating Capital’s stock more attractive to both existing and potential new stockholders.

IPO Market

In a word, the IPO market in 2013 was perfect.  The 222 companies that went public in 2013 eclipsed the 217 IPOs that priced in 2004 and was the most since 2000.  For a more recent comparison, there were 128 IPOs priced in 2012, and 125 in 2011.  We have at long last broken the post-2000 bubble period IPO record.  Please see the Blog section on our website for a comprehensive review of the highlights of the 2013 IPO market (http://keatingcapital.com/2014/01/2013-ipo-year-review/).

1 Portfolio company returns are calculated at the portfolio company level (net of any selling expenses, including broker commissions); however, portfolio company returns do not reflect any of our operating expenses.  Internal rate of return is the annualized rate of return on a portfolio company investment taking into account the amount and timing of all cash flows related to such portfolio company investment including the initial investment, any follow-on investment and the net proceeds from the disposition of such investment.  The weighted-average internal rate of return is the annualized rate of return on all disposed portfolio company investments taking into account the amount and timing of the cash flows related to all disposed portfolio company investments (as a group). These returns represent historical results.  Past performance is not a guarantee of future results.

Dividends

In 2013, we generated $4.4 million of net realized capital gains, which we distributed 100% to our stockholders resulting in total dividends of $0.49 per share.  The dividend yield on our stock for 2013 was 8.0%, which is our total dividends declared in 2013 divided by the $6.15 per share closing stock price as of December 31, 2013.  Since our first distribution in 2011, we have now distributed a total of $0.65 per share to our stockholders.

			Amount	Source of
Date Declared	Record Date	Payment Date	Per Share	Distribution

2013 Dividends:
May 28, 2013	June 14, 2013	June 26, 2013	$0.24	Capital Gains
May 28, 2013	September 13, 2013	September 25, 2013	0.24	Capital Gains
December 19, 2013	December 30, 2013	January 13, 2014	0.01	Capital Gains (1)
Total - 2013 Dividends			0.49

2012 Dividends:
December 6, 2012	December 14, 2012	December 26, 2012	0.03	Capital Gains
Total - 2012 Dividends			0.03

2011 Dividends:
February 11, 2011	February 15, 2011	February 17, 2011	0.13	Return of Capital (2)
Total - 2011 Dividends			0.13

Total - Cumulative			$0.65

(1)
Although the dividend of $0.01 per share was paid on January 13, 2014, this dividend will be taxable to stockholders as if paid in 2013. For income and excise tax purposes, this dividend will be eligible for the dividends paid deduction by us in 2013.

(2)
The February 2011 distribution was a special cash distribution based on the unrealized appreciation we had recorded on our NeoPhotonics investment at the time of the distribution, following NeoPhotonics’ completion of its IPO.

Changes in NAV During 2013

As of December 31, 2013, our net asset value (or NAV) was $7.65 per share, compared to a NAV of $8.00 per share at the end of 2012.  The components making up our change in NAV during 2013, which are taken from the Financial Highlights included in our financial statements, are presented below:

NAV at January 1, 2013	$8.00
Net investment loss	(0.59)
Net realized gains	0.49
Net increase in unrealized appreciation	0.35
Dividends paid to stockholders	(0.49)
Dilution from rights offering	(0.19)
Accretion from stock repurchase	0.08
NAV at December 31, 2013	$7.65

As more of our portfolio companies go public and are eventually sold following a customary 180-day lockup period, we expect to potentially generate more realized gains, which we intend to distribute to our stockholders.

Portfolio Company Sales

We define a “sale” as the disposition of our interest in a portfolio company that has either completed an IPO (after the expiration of the customary 180-day lockup) or been acquired.  The gains realized in 2013 were sourced from the sale of our investments in Corsair Components, LifeLock and Solazyme.  Including the sale of our position in NeoPhotonics in 2012, we have sold four portfolio company positions to date.  The overall weighted-average internal rate of return on these portfolio company sales taken as a whole was 22%, calculated at the portfolio company level, before giving effect to our operating expenses (including any incentive fees).  See footnote 1.

Exits

We define an “exit” as a portfolio company that has either completed an IPO or been acquired, but which we have not yet sold our position.  In 2013, we had two such exits:  Tremor Video and Jumptap.

Tremor Video

On June 26, 2013, Tremor Video completed the pricing of its IPO of 7,500,000 shares of common stock at a price to the public of $10.00 per share on June 26, 2013.  The cost basis of our Tremor common stock is $4 million, or $6.67 per share.

On November 7, 2013, Tremor announced third quarter results that fell short of its previous revenue guidance and, at the same time, sharply lowered their fourth quarter revenue guidance.  On the day after the earnings release, Tremor’s stock dropped 49%, from a closing price of $9.26 to $4.72.  As of December 31, 2013, the fair value of our investment in Tremor was marked at $3.5 million based on Tremor’s closing price of $5.80 at year-end, which has not been adjusted for a discount for lack of marketability since we were no longer subject to lockup restrictions beginning December 24, 2013.

Millennial Media/Jumptap

On November 6, 2013, our portfolio company Jumptap, Inc. completed a merger with Millennial Media, Inc. (NYSE:  MM).  As part of the merger, we received 1,247,893 shares of Millennial Media’s common stock, which have a cost basis of $5 million, or $4.01 per share.  As of December 31, 2013, the fair value of our investment in Millennial was marked at $8.1 million based on Millennial’s closing price of $7.27 at year-end, adjusted for an 11% discount for lack of marketability due to our lockup restrictions.

On February 5, 2014, our lockup restrictions on 415,964 shares of Millennial stock expired.  As of February 20, 2014, we had sold 415,964 shares of Millennial at an average price of $7.13 per share, for net realized gains of $1.3 million.  Beginning on or about May 5, 2014, the lockup restrictions on an additional 696,735 shares will expire.  In addition, a total of 135,194 shares of Millennial are being held in escrow until November 6, 2014 for potential indemnification obligations.

Quarterly Distribution Policy

On February 20, 2014, our Board of Directors adopted a quarterly distribution policy where we intend to pay regular quarterly distributions to our stockholders based on our estimated net capital gains for a given calendar year.

Under our quarterly distribution policy, we seek to maintain a consistent distribution level that may be paid in part or in full from net capital gains or a return of capital, or a combination thereof.  If our actual net capital gains are less than the total amount of our regular quarterly distributions for the year, the difference will be distributed from our capital and will constitute a return of capital to our stockholders.  Alternatively, if our actual net capital gains exceed the total amount of our regular quarterly distributions for a given year, our Board of Directors currently intends to adjust or make an additional distribution in December of each year so that our total distributions for any given year represent 100% of our actual net capital gains in that year.  A return of capital is generally not taxable and, instead, reduces a stockholder's tax basis in his shares of Keating Capital.

The quarterly distribution policy reflects our commitment to stockholders to provide a predictable, but not assured, level of quarterly distributions based on the estimated amount of net capital gains we project to realize during the year.  However, due to the uncertainty of portfolio companies achieving a liquidity event through either an IPO or sale/merger and our ability to sell our positions at a gain following a liquidity event, we can give no assurance that we will be able to realize net capital gains during the year equal to the amount of our regular quarterly distributions.  In addition, we can give no assurance that we will be able to realize any net capital gains from the sale of our portfolio company investments.

On February 20, 2014, our Board of Directors declared a regular distribution for the first, second and third quarter of 2014 each in the amount of $0.10 per share.   The record and payment dates for these distributions are as follows:

Regular Distributions	Amount per Share	Record Date	Payment Date
First Quarter	$0.10	March 6, 2014	April 14, 2014
Second Quarter	$0.10	May 8, 2014	June 17, 2014
Third Quarter	$0.10	August 11, 2014	September 18, 2014

Each of these quarterly distributions will be paid in cash or common stock at the election of stockholders.    See “Stock Distributions” below.

Stock Distributions
On February 20, 2014, our Board determined that it intends to pay our regular quarterly distributions in cash or our common stock at the election of stockholders, subject to a limitation that no more than 25% of the aggregate distribution will be paid in cash with the remainder paid in shares of our common stock.  As a result of our stock distributions, you may be required to pay tax in excess of the cash portion of the dividend you receive.

Our Board believes there are a number of benefits from paying stock distributions and retaining cash for additional portfolio company investments, including:  (i) that our increased cash resources would allow us to make investments in a greater number of portfolio companies at potentially larger investment amounts, (ii) that our increased capital base may reduce our operating expenses as a percent of our net assets, and (iii) that a higher market capitalization and potentially greater liquidity may make our common stock more attractive to investors and help reduce or eliminate our stock price discount to NAV over time.  We expect to continue to pay a portion of our distributions in shares of our common stock until such time as we have eliminated our stock price discount to NAV and can successfully access the equity capital markets, or on an ongoing basis.

We will be providing additional information to stockholders on their cash and stock elections for the Q1 2014 distribution on or about March 7, 2014.  In addition, this information will be posted on our website at www.KeatingCapital.com at the same time.

Capital Markets Activities

Stock Repurchase Program

In May 2012, as part of an overall discount control management program, we initiated a stock repurchase plan.  Our Board discontinued the stock repurchase program in October 2013 in order to make additional capital available for potential new investment opportunities.  During the 17-month duration of the repurchase program, we repurchased 448,441 shares of our common stock for approximately $3.0 million, or an average price of $6.61 per share.  The total shares repurchased under the program represented approximately 4.8% of the outstanding shares at the time we commenced the stock repurchase program, and all the purchases were immediately accretive to NAV.  The weighted-average discount to NAV for all repurchased shares was 17%.  As and when we have access to additional capital that does not impair our ability to make additional portfolio company investments, our Board may consider reauthorizing a stock repurchase program.

Rights Offering and Future Equity Offerings

On December 16, 2013, we completed a rights offering, which resulted in the issuance of 713,652 additional shares of our common stock at a subscription price of $6.00 per share for net proceeds of approximately $3.9 million.  We intend to use the proceeds from the rights offering to fund additional portfolio company investments, and we are currently reviewing a number of attractive new prospects.

We do not intend to raise additional equity capital in 2014 unless and until our stock price is at or above our net asset value per share.  Capital for additional portfolio company investments will be provided from our available cash and the proceeds from our sale of existing portfolio company investments.

Private-to-Public Valuation Arbitrage

We believe that because investors place a premium on liquidity, public companies typically trade at higher valuations than private companies with similar financial attributes.  We further believe that there is a private to public valuation arbitrage opportunity that can be exploited by providing growth capital to private companies seeking to go public, and then benefiting from the transformation in value associated with becoming public as they complete IPOs.  Finally, we believe that when steps are taken to mitigate the risks associated with pre-IPO investments, there is a potential for both higher absolute returns and attractive risk-adjusted returns.

Accordingly, our investment strategy is focused on making investments in emerging growth companies that are committed to and capable of becoming public.  Effectively, we have an IPO, event-driven strategy, and we attempt to generate returns by accepting the risk of owning illiquid securities of typically later stage, venture capital-backed private companies.  Naturally, the process of transforming from private to public ownership is subject to the uncertainties of the IPO process.  If this process happened quickly and with certainty, we believe there would be less of an illiquidity discount (and hence, less return potential) available to us when we invest.  Instead, the process takes time and is subject to market conditions, and we therefore incorporate an expected four-year average holding period for each portfolio company into our model.

Conclusion

We believe that the prospects for the IPO market in 2014 remain strong.  Indeed, as of February 21, 2014, there have already been 35 IPOs and $6.8 billion in gross proceeds raised, which are 75% and 24% increases compared to this time last year, respectively.  And remember, 2013 was the best year for IPOs since 2000.  We have already bought privately, now we simply wait to sell publicly and capture the difference.  Time is now on our side.

Sincerely yours,

Timothy J. Keating
Chief Executive Officer